Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Alphabet Inc.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity to be issued under the Alphabet Inc. Amended and Restated 2021 Stock Plan	Class C Capital Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	80,000,000(1)	$108.80	$8,703,600,000 (2)	$92.70 per $1,000,000	$806,823.72
Total Offering Amounts					$8,703,600,000(2)		$806,823.72
Total Fee Offsets							$0
Net Fee Due							$806,823.72

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class C Capital Stock of the Registrant as may become available for issuance pursuant to the Alphabet Inc. Amended and Restated 2021 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Class C Capital Stock. The Amount Registered reflects a 20-for-one stock split that had a record date of July 1, 2022 and an effective date of July 15, 2022.
(2)Estimated in accordance with Rule 457(c) and Rule 457 (h) of the Securities Act based upon the average of the high and low prices of the Registrant’s Class C Capital Stock on July 25, 2022, as reported by NASDAQ, which was $108.80.